EXHIBIT 21
LIST OF SUBSIDIARIES OF THE REGISTRANT
ABE Fairmont, LLC, a Delaware limited liability company
ABE Northfield, LLC, a Delaware limited liability company
ABE Heartland, LLC, a Delaware limited liability company
Dakota Fuels, Inc., a Delaware corporation
Heartland Grain Fuels, L.P., a Delaware limited partnership
Indiana Renewable Fuels, LLC, an Indiana limited liability company